Exhibit 10.18

THE TJX COMPANIES, INC.

PERFORMANCE-BASED RESTRICTED STOCK AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

January 29, 2016

This certificate evidences an award of performance-based restricted shares (“Restricted Stock”) of Common Stock, $1.00 par value, of The TJX Companies, Inc. (the “Company”) granted to the grantee named below (“Grantee”) under the Company’s Stock Incentive Plan (the “Plan”). This award is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.

1.	Grantee:	Carol Meyrowitz

2.	Number of Shares of Restricted Stock:	140,371, subject to the adjustment provisions of Section 3 of the Plan

3.	Date of Award:	January 29, 2016

4.	Performance and Service Vesting Criteria:

(i)	Subject to the satisfaction by Grantee of the service condition specified in Section 4(ii) below and further subject to Sections 5 and 6 below: the total Number of Shares in each of the FY2017 Tranche and the FY2018 Tranche subject to this award shall be eligible to vest only if the Committee certifies that performance under the Company’s Management Incentive Plan (“MIP”) for the 2017 Fiscal Year has been achieved at or above the PBRS Target Level for the 2017 Fiscal Year; provided that, if for the 2017 Fiscal Year the Committee certifies that MIP performance has been achieved at or above the PBRS Minimum Level but below the PBRS Target Level, the Number of Shares in each of the FY2017 Tranche and the FY2018 Tranche that shall be eligible to vest shall be prorated on a straight line basis (with zero shares eligible to vest if the PBRS Minimum Level is not attained for the 2017 Fiscal Year). Except as the Committee may otherwise determine, (A) “PBRS Target Level” means the MIP performance level for the 2017 Fiscal Year that results in a MIP payout of 67% of the corporate MIP target payout amount for such year and “PBRS Minimum Level” means the lowest MIP performance level for the 2017 Fiscal Year that results in any corporate MIP payout amount for such year, and (B) this Restricted Stock award shall be treated as a Qualifying Award and references to MIP for purposes of this Section 4 shall refer to MIP awards intended to qualify for exemption from the deductibility limits imposed by Section 162(m) of the Internal Revenue Code. If the Committee certifies that MIP performance for the 2017 Fiscal Year has been achieved at a level below the PBRS Target Level, the portion of this Restricted Stock award that is no longer eligible to vest pursuant to the foregoing (including, for the avoidance of doubt, if MIP performance for the 2017 Fiscal Year is below the PBRS Minimum Level, both the FY2017 Tranche and the FY2018 Tranche) will be immediately and automatically forfeited on the Determination Date.

	FY2017 Tranche	FY2018 Tranche
Number of Shares[1]	70,186	70,185
Determination Date	the date in calendar 2017 when the Committee certifies MIP performance results for FYE 2017

Scheduled Vesting Date	Determination Date	February 3, 2018 (the last day of FYE 2018)

(ii)	Subject to Sections 5 and 6 below, no shares in the FY2017 Tranche shall vest unless Grantee remains employed through January 28, 2017 (the last day of FYE 2017) and no shares in the FY2018 Tranche shall vest unless Grantee remains employed through February 3, 2018 (the last day of FYE 2018) (the “Final Vesting Date”). Subject to the provisions of this award, the applicable Number of Shares for each of the FY2017 Tranche and the FY2018 Tranche shall vest on the applicable Scheduled Vesting Date.

[1]	Number of Shares is subject to adjustment pursuant to Section 3 of the Plan and/or proration pursuant to Section 4(i) above.

5.	Change of Control. Upon the occurrence of a Change of Control occurring while any portion of this award is outstanding, the provisions of this Section 5 shall apply to all shares of Restricted Stock not then vested and not previously forfeited, notwithstanding any other provision of this award to the contrary (but subject, for the avoidance of doubt, to Section 11 below):

(i)	Upon consummation of the Change of Control occurring prior to the Determination Date, the performance vesting condition described in Section 4(i) above shall be deemed fully satisfied at the PBRS Target Level with respect to any portion of this award that was outstanding immediately prior to consummation of the Change of Control.

(ii)	Upon consummation of the Change of Control whenever occurring, if the Committee does not provide for rollover shares as described in Section 5(iii) below, any unvested portion of this award (determined after giving effect to the provisions of Section 5(i) above) that was outstanding immediately prior to consummation of the Change of Control shall automatically and immediately vest in full.

(iii)	The Committee in its discretion may, but shall not be required to, provide in connection with the Change of Control that, in lieu of the acceleration described in Section 5(ii) above, any unsatisfied service vesting conditions described in Section 4(ii) above applicable to a share of Restricted Stock that was outstanding immediately prior to consummation of the Change of Control shall continue to apply (with such appropriate adjustments as the Committee may determine) from and after the Change of Control to such share or to any stock, cash or other property into which such share is converted or for which it is exchanged in connection with the Change of Control (any such share or other stock, cash or other property, a “rollover share”) on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction; provided that, in lieu of the provisions of Section 6(i), (ii) and (iii) below, such continuing vesting conditions shall provide for accelerated vesting of each outstanding but unvested rollover share in the event Grantee’s employment is terminated in a “Change of Control Termination” (as defined in the Employment Agreement). In any case where this Section 5(iii) applies, all references in this award to “Restricted Stock” shall be deemed to include, where appropriate, rollover shares as defined above.

(iv)	Subject to the continuing vesting condition provisions of Section 5(iii) above, the provisions of this Section 5 shall be applied on a basis that to the satisfaction of the Committee enables the Grantee to participate, as applicable, as a shareholder (with respect to any portion of this award held by the Grantee immediately prior to the Change of Control) on the same basis as other holders of Stock.

All references to the Committee in this Section 5 shall be construed to refer to the Committee as constituted and acting prior to consummation of the Change of Control. For the avoidance of doubt, no Committee action permitted by this Section 5 will be treated as an action requiring the Grantee’s consent under Section 10 of the Plan.

6.	Termination of Employment: In the event of the termination of the employment of the Grantee with the Company and its subsidiaries for any reason prior to the Final Vesting Date, all shares of Restricted Stock not then vested and not previously forfeited (“Outstanding Shares”) shall immediately and automatically be forfeited, except as follows:

(i)	In the event of Grantee’s death or termination by reason of Disability, subject to Section 8 of the Employment Agreement, all Outstanding Shares shall immediately and automatically vest, notwithstanding the service and performance conditions specified in Section 4 above.

(ii)	In the event that Grantee’s employment is terminated (A) by the Company other than for Cause or (B) in a Constructive Termination, subject to Section 8 of the Employment Agreement, then (I) if such termination occurs on or prior to the Determination Date, all Outstanding Shares shall remain outstanding following such termination, and the unsatisfied service condition set forth in Section 4(ii) above with respect to such Outstanding Shares shall be deemed to be satisfied, and such shares shall vest, if at all, in accordance with Section 4 or Section 5 above, provided that, to the extent any Outstanding Shares do not so vest, the shares shall be forfeited as of the Determination Date; and (II) if such termination occurs following the Determination Date, all Outstanding Shares shall immediately and automatically vest, notwithstanding the service condition specified in Section 4(ii) above. For the avoidance of doubt, no termination under Section 6(a) of the Employment Agreement shall be treated as a termination described in this Section 6(ii).

(iii)	If Grantee’s employment with the Company and its subsidiaries terminates for any other reason (except termination by the Company for Cause) prior to the Determination Date and at that time the service condition set forth in Section 4(ii) above has been satisfied with respect to any Outstanding Shares, subject to Section 8 of the Employment Agreement, such Outstanding Shares shall remain outstanding following such termination and shall vest, if at all, in accordance with Section 4 or Section 5 above, provided that, to the extent any Outstanding Shares do not so vest, the shares shall be forfeited as of the Determination Date.

For purposes of this award, “Employment Agreement” means the employment agreement between Grantee and the Company dated October 5, 2015, as the same may be amended and in effect from time to time. “Cause” and “Constructive Termination” have the same meanings as are set forth in the Employment Agreement.

7.	Additional Forfeiture Conditions: For the avoidance of doubt, this award shall be subject to Section 8 of the Employment Agreement.

8.	Dividends and Distributions: Grantee’s rights to any cash, including without limitation any regular cash dividends, distributable to Grantee with respect to a share of unvested Restricted Stock, and any stock or other property, including without limitation any stock dividend, distributable to Grantee with respect to a share of unvested Restricted Stock, (i) shall be treated as unvested so long as such Restricted Stock remains unvested (the “Restricted Period”), and (ii) shall be forfeited if and when such Restricted Stock is forfeited. Any cash amounts that would otherwise have been paid with respect to a share of unvested Restricted Stock during the Restricted Period shall instead be accumulated and paid to Grantee, without interest, only upon, or within thirty (30) days following, the date on which such Restricted Stock is determined by the Company to have vested (the “Vesting Date”), and any other property distributable with respect to a share of unvested Restricted Stock during the Restricted Period shall vest on the Vesting Date. The Committee may require that any cash or property described in this Section 8 be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate until the payment or Vesting Date. References in this certificate to Restricted Stock shall, as appropriate, include any restricted rights to cash or restricted property described in this Section 8.

9.	No Transfers; Restrictive Legend: Grantee shall not sell, assign, pledge, margin, give, transfer, hypothecate or otherwise dispose of any shares of Restricted Stock or any interest therein. Any certificates representing shares of Restricted Stock will bear a restrictive legend to such effect, and stop orders will be entered with the Company’s transfer agent, and the Company may include similar restrictions in any other evidence of record ownership as it may deem appropriate.

10.	Transfer Upon Forfeiture: By acceptance of this award, Grantee appoints the Company as attorney-in-fact of Grantee to take such actions as the Company determines to be necessary or appropriate to effectuate a transfer to the Company of the record ownership of any shares that are forfeited and agrees to sign such stock powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any forfeited shares.

11.	Withholding: Grantee shall, no later than the date as of which any shares of Restricted Stock or other amounts provided hereunder first become includable in the gross income of Grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. Grantee shall be entitled to tender shares in satisfaction of minimum required tax withholding with respect to vesting under this award.

12.	Section 83(b): Grantee should confer promptly with a professional tax advisor to consider whether or not to make a so-called “83(b) election” with respect to the Restricted Stock. Any such election, to be effective, must be made in accordance with applicable regulations and no later than thirty (30) days following the date of this award. The Company makes no recommendation with respect to the advisability of making such an election.

THE TJX COMPANIES, INC.

BY:	/s/ Scott Goldenberg

Agreed:	/s/ Carol Meyrowitz

Date:	January 29, 2016